                                                                   Exhibit (h.2)

                     TRANSFER AGENCY AND SERVICE AGREEMENT


     AGREEMENT made as of the 25th day of April, 2000 by and between iShares TRUST, a business trust established under the laws of the State of Delaware (the "Fund"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

     WHEREAS, the Fund, an open-end management investment company on behalf of the series listed on Appendix A hereto (as such Appendix A may be amended from
                     ----------                 ----------
time to time) (each an "Index Series" and collectively, the "Index Series") desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     WHEREAS, the Bank is duly registered as a transfer agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the "1934 Act");

          WHEREAS, the Fund will issue and redeem shares of each Index Series only in aggregations of shares known as "Creation Units" principally in-kind for portfolio securities of the respective Index Series, as more fully described in the then current prospectus and statement of additional information of the Fund (together, the "Prospectus") included in its registration statement on Form N-1A (the "Registration Statement") Registration Nos. 333-92935 and 811-09729; and


          WHEREAS, the shares of each of the Index Series have been approved for listing on the American Stock Exchange LLC ("Amex"), subject to notice of issuance; and


          WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York ("DTC"), or its nominee, will be the record or registered owner (the "Shareholder") of all shares of each Index Series;


     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Fund and the Bank agree as follows:

1.   Terms of Appointment; Duties of the Bank.
     ----------------------------------------

     1.1 Subject to the terms and conditions set forth in this Agreement, the Fund on behalf of the Index Series hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent for each of the Index Series' authorized and issued shares of beneficial interest ("Shares"), and dividend disbursing agent of the Fund.

     1.2   The Bank agrees that it will perform the following services:

           (a) In connection with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

     (i) Receive from the Fund's distributor (the "Distributor") purchase orders from the Authorized Participants (as defined in the Prospectus) for Creation Units received and accepted by or on behalf of the Fund by the Distributor, transmit appropriate trade instructions to the National Securities Clearing Corporation, if applicable, and pursuant to such orders issue the appropriate number of shares of the applicable Index Series in Creation Units and hold such shares in the account of the Shareholder for each of the respective Index Series. It is understood and agreed that the Bank will not be responsible for determining whether any order, if accepted, will result in the depositor of the Fund Deposit (as defined in the Prospectus) owning or appearing to own eighty percent (80%) of the outstanding shares of such Index Series;

     (ii) Receive from the Distributor redemption requests; deliver the appropriate documentation thereof to the duly appointed custodian of the Fund (the "Custodian"); generate and transmit, or cause to be generated and transmitted, confirmation of receipt of such redemption requests to the Distributor; transmit appropriate trade instructions to the National Securities Clearing Corporation, if applicable; and pursuant to such orders redeem the appropriate number of shares of the applicable Index Series in Creation Units from the account of the Shareholder for each of the respective Index Series;


     (iii) At the appropriate time, cause to be paid over in the appropriate manner monies to the redeeming party;

     (iv) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of an Index Series;

     (v) Create and maintain all necessary records including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules promulgated thereunder and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Fund. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act;

     (vi) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund, or any person retained by the Fund. Upon reasonable notice by the Fund, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund; and

               (vii) Record the issuance of Shares of each Index Series and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Bank shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall not be responsible for, when recording the issuance of Shares, monitoring the issuance of such Shares or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Shares.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: perform all of the customary services of a transfer agent and dividend disbursing agent for exchange traded funds, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, coordinating the mailing and soliciting of proxies, receiving and tabulating proxies, withholding taxes on all accounts, including nonresident alien accounts, preparing and transmitting statements of account to the Shareholder for all purchases and redemptions of Shares, preparing and mailing activity statements for Shareholders (including dividend and distribution notices and tax information), and providing Shareholder account information. The Fund hereby informs the Bank that as of the date hereof the Shares are exempt from Blue Sky reporting for each State.

          (c) Additionally, the Bank shall utilize a system to identify all Share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Index Series of such transactions so identified on a daily and cumulative basis.

     1.3 Instructions shall be deemed to be proper instructions hereunder if such instructions are (i) instructions given by an Authorized Person (which shall include the Fund's Distributor), such instructions to be given in such form and manner as the Bank and the Fund shall agree upon from time to time. Oral instructions will be considered proper instructions if the Bank reasonably believes them to have been given by an Authorized Person. The Fund shall cause all oral instructions to be promptly confirmed in writing. The Bank shall act upon and comply with any subsequent proper instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, the Fund shall give the Bank specific proper instructions as to the action required. Instructions shall include communication effected directly between electro-mechanical or electronic devices, including information transmitted by the Fund's Distributor. The Fund hereby authorizes such use of electro-mechanical or electronic communication and the Fund and the Bank will agree as to procedures which shall afford adequate safeguards for the Fund's assets.

     1.4 Authorized Person will mean any of the persons duly authorized to give proper instructions or otherwise act on behalf of the Fund by appropriate resolution of its Board, and set forth in a certificate provided to the Bank.

2.   Sale of Fund Shares.
     -------------------

     2.1 Whenever the Fund shall sell or cause to be sold any Shares of an Index Series, the Fund shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Index Series whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money and/or securities to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Index Series; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

     2.2 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of one of the Index Series and drawn or endorsed to the Bank as agent for, or identified as being for the account of, one of the Index Series, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment in the appropriate Index Series. The Bank will notify the Fund (or its designated agent) and the Custodian of all purchases and related account adjustments.

     2.3 Under procedures as established by mutual agreement between the Fund and the Bank, the Bank shall issue to the purchaser or its authorized agent such Shares in Creation Units, as he is entitled to receive determined in accordance with the prospectus and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest proper instructions, if any, previously received by the Bank from the Fund, the purchaser or their authorized agents concerning the delivery of such Shares.

     2.4 The Bank shall not issue any Shares of the Fund where it has received a written instruction from the Fund or written notification from any appropriate federal or state authority that the sale of the Shares of the Index Series in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

     2.5 Upon the issuance of any Shares of any Index Series in accordance with foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund in connection with such issuance.

     2.6 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the Fund, any other rules and regulations.

3.   Returned Orders.  In the event that any order for the transfer of money is
     ---------------
returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the Fund from financial loss or as the Fund or its designee may instruct.

4.   Redemptions.  Shares of any Index Series may be redeemed in accordance with
     -----------
the procedures set forth in the Prospectus of the Fund and the Bank will duly process all redemption requests.

5.   [RESERVED]

6.   Right to Seek Assurances. The Bank reserves the right to refuse to transfer
     ------------------------
or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Fund or the Bank's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Index Series.

7.   Distributions.
     -------------

     7.1 The Fund will promptly notify the Bank of the declaration of any dividend or distribution. The Fund shall furnish to the Bank a resolution of the Board of Trustees of the Fund certified by the Secretary (a "Certificate"): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Index Series, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the payment date.

     7.2 The Bank, on behalf of the Fund, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Index Series Shareholders, and maintain and safeguard all underlying records.

     7.3 The Bank will replace lost checks at its discretion and in conformity with regular business practices.

     7.4 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Board of Trustees of the Fund.

     7.5 If the Bank does not receive from the Custodian sufficient cash to make payment to all Shareholders of the Fund as of the record date, the Bank shall, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank and shall not be liable for any claim arising out of such withholding.

8.   Other Duties.  In addition to the duties expressly provided for herein, the
     ------------
Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

9.   Taxes.  It is understood that the Bank shall file such appropriate
     -----
information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Fund and shall withhold such sums as are required to be withheld by applicable law.

10.  Books and Records.
     -----------------

     10.1 The Bank shall maintain confidential records showing for each Shareholder account in each Index Series, the following: (i) name, address and tax identification number; (ii) number and class, if any, of Shares held; (iii) historical information regarding shareholder accounts, including dividends and distributions and the date and price for each transaction in a shareholder's account; (iv) any stop or restraining order placed against Shareholder's account; (v) information with respect to withholdings; (vi) any dividend address and correspondence relating to the current maintenance of a Shareholder's account; (vii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (viii) such other information and data as may be required by applicable law.

     10.2 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Fund during regular business hours upon reasonable notice. The Bank may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the retention period required by the 1940 Act, such documents will either be turned over to the Fund, or destroyed in accordance with the Fund's authorization.

     10.3 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

11.  Fees and Expenses.
     -----------------

     11.1 For performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual fee as set out in the initial fee schedule attached as Appendix B hereto. Such fees and out-of-pocket expenses and advances
            ----------
identified under Section 11.2 below may be changed from time to time, upon mutual written agreement between the Fund and the Bank.

     11.2 In addition to the fee paid under Section 11.1 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in Appendix B hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund including, without limitation, any equipment or supplies which the Bank orders or purchases specifically for the Fund, with the approval of the Fund, or which the Fund specifically orders or requires the Bank to purchase, will be reimbursed by the Fund.

     11.3 The Fund agrees to pay all fees and reimbursable expenses on the last day of each month in which such services are performed. Postage for mailing of dividends, proxies, reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least three (3) days prior to the mailing date of such materials. Any waiver or extension by the Bank of time periods shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

12.  Representations and Warranties of the Bank.
     ------------------------------------------

     The Bank represents and warrants to the Fund that:

     12.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

     12.2 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     12.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     12.4 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     12.5 It is in full compliance with all applicable federal state and local laws with respect to its duties under this Agreement.

13.  Representations and Warranties of the Fund.
     ------------------------------------------

     The Fund represents and warrants to the Bank that:

     13.1 It is a corporation duly organized and existing and in good standing under the laws of the State of its incorporation as set forth in the preamble hereto.

     13.2 It is empowered under applicable laws and by its charter documents and by-laws to enter into and perform this Agreement.

     13.3 All proceedings required by said charter documents and by-laws have been taken to authorize it to enter into and perform this Agreement.

     13.4  It is a open-end investment company registered under the 1940 Act.

     13.5 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act will be effective as of the date the Bank begins to provide services hereunder and will remain effective, and any appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

     13.6 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Fund.

14.  Indemnification.
     ---------------

          14.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Fund or any third party, and the Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except for any Claim to the extent such Claim results from the material breach of this Agreement by, or negligence, willful misfeasance or bad faith of, the Bank or any Indemnified Party.


     14.2 The Bank shall indemnify and hold the Fund, its Board of Trustees, officers and employees and its agents harmless from and against any and all Claims to the extent any such Claim arises out of the negligent acts or omissions, bad faith, willful misconduct or material breach of this Agreement by the Bank, its officers, directors or employees or any of its agents or subcustodians in connection with the activities undertaken pursuant to this Agreement, provided that the Bank's indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to the Bank.

     14.3 Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

          14.4 Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for losses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, or insurrection, and (iii) other happenings or events beyond the reasonable control or anticipation of the party effected, provided that (A) the effected party has in place appropriate business resumption procedures, systems and facilities and (B) the effected party uses its best efforts to avoid or remove the cause of such losses.

          14.5 In performing its duties hereunder, the Bank will be entitled to receive and act upon the advice of independent counsel of its own selection, which may be counsel for the Fund.

          14.6 The Bank may rely upon any Proper Instruction which it reasonably believes to be genuine and to be signed or presented by any Authorized Person. The Bank shall not be held to have notice of any change of authority of any Authorized Person until receipt of appropriate written notice thereof has been received by the Bank from the Fund.

          14.7  in order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

15.  Covenants of the Fund and the Bank.
     ----------------------------------

     15.1  The Fund shall promptly furnish to the Bank the following:

           (a) A certified copy of the resolution of the Trustees of the Fund authorizing the appointment of the Bank hereunder and the execution and delivery of this Agreement.

           (b) A copy of the charter documents and by-laws of the Fund and all amendments thereto.

           (c) Copies of each vote of the Trustees designating authorized persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

           (d) Certificates as to any change in any officer or Trustee of the Fund.

           (e) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Fund.

           (f) A list of all Shareholders of each Index Series with the name, address and tax identification number of each Shareholder, and the number of Shares of the Index Series held by each, certificate numbers and denominations ( if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Index Series.

           (g) An opinion of counsel for the Fund with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

           (h) Copies of the Fund registration statement on Form N-1A (if applicable)as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

           (i) Such other certificates, documents or opinions as the Bank may reasonably deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

     15.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     15.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Fund on and in accordance with its request.

     15.4 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     15.5 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such request or demand. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

     15.6  (a)   The Bank shall, during the period that this Agreement remains in effect, (i) maintain an Errors & Omissions policy of at least $50 million, which policy will insure against all claims sustained by any party (including the Fund) as a result of any actual or alleged wrongful act, error or omission in the Bank's rendering of or failure to render services in accordance with the terms set forth in the Bank's agreements with its clients, and (ii) maintain a separate Errors & Omissions policy of at least $25 million, which policy will insure against claims sustained solely by the Fund as a result of any actual or alleged wrongful act, error or omission in the Bank's rendering of or failure to render services in accordance with the terms set forth in this Agreement.

           (b)   Upon the Fund's written request, the policy referred to in
clause (a)(ii) above will be expanded to $   million when the Fund's total
assets reach $   billion. The Fund will reimburse (or cause its agent to
reimburse) the Bank in advance for the cost of the policy referred to in clause
(a)(ii) above. When the policy is expanded to $   million, the Fund will
reimburse (or cause its agent to reimburse) the Bank in advance for the total cost of such expanded policy.

16.  Term of Agreement.
     -----------------

     16.1 The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein.

           (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

           (b) The Fund may terminate this Agreement prior to the expiration of the Initial Term upon ninety days' prior written notice in the event that:

     (i) the Bank's parent, Investors Financial Services Corp. ("IFSC"), fails to maintain a minimum capital level as follows: (i) total stockholders' equity, as set forth in IFSC's most recent annual or quarterly financial statements, shall be equal to no less than $ million, and (ii) the sum of (x) total stockholders' equity and (y) the outstanding amount of company-obligated, manditorily redeemable, preferred securities, each as set forth in IFSC's most recent annual or quarterly financial statements, shall be equal to no less than $125 million; or

     (ii) the Board of the Fund votes to liquidate the Fund and terminate its registration with the Securities and Exchange Commission other than in connection with a merger or acquisition of the Fund or the Fund's investment adviser.

     16.2 Should the Fund exercise its right to terminate under 16.1(b)(ii), all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund.

Additionally, the Bank reserves the right to recover from the Fund any other reasonable expenses associated with such termination.

17.  Additional Index Series.  In the event that the Fund establishes one or
     -----------------------
more series of Shares in addition to the series listed on Appendix A hereto with
                                                          ----------
respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become an Index Series hereunder and Appendix A shall be appropriately amended.
                              ----------

18.  Assignment.
     ----------

     18.1 Except as provided in Section 18.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     18.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     18.3 The Bank, may without further consent on the part of the Fund, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank.

19.  Amendment.  This Agreement may be amended or modified only by a written
     ---------
agreement executed by both parties.

20.  Governing Law.  This Agreement shall be construed and the provisions
     -------------
thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

21.  Merger of Agreement and Severability.
     ------------------------------------

     21.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

     21.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

     21.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

22.  Notices.  Any notice or other instrument in writing authorized or required
     -------
by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

     For the Fund:

           iShares Trust
           c/o Fund Administration
           Barclays Global Fund Advisers
           45 Fremont Street
           San Francisco, California  94105
           With a copy to: Legal Department

     For the Bank:

           Investors Bank & Trust Company
           200 Clarendon Street, P.O. Box 9130
           Boston, Massachusetts  02117-9130
           Attention: Steven Gallant, Director, Client Management With a copy to: John E. Henry, General Counsel

23.  Fund Liability.  The Bank agrees that the obligations assumed by the Fund
     --------------
hereunder shall be limited in all cases to the assets of the Fund and that the Bank shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Fund.

24.  Several Obligations of the Index Series.  This Agreement is an agreement
     ---------------------------------------
entered into between the Bank and the Fund with respect to each Index Series. With respect to any obligation of the Fund on behalf of any Index Series arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Index Series to which such obligation relates as though the Bank had separately contracted with the Fund by separate written instrument with respect to each Index Series.

25.  Use of Name.  A party shall not use the name of the other party or any of
     -----------
its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the other party prior thereto in writing; provided however, that such approval shall not be required for any use of its name which merely refers in accurate and factual terms to the Bank's appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be
                    ----------------
unreasonably withheld or delayed.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.



                                   iShares TRUST



                                   By: /s/ Nathan Most
                                       -------------------------
                                   Name: Nathan Most
                                   Title: President



                                   INVESTORS BANK & TRUST COMPANY



                                   By: /s/ Kevin Sheehan
                                       -------------------------
                                   Name: Kevin Sheehan
                                   Title: President

                                   Appendices
                                   ----------


     Appendix A..........................................   Series or Portfolios


     Appendix B..........................................   Fee Schedule

                                  APPENDIX A

                                 LIST OF FUNDS

iShares S&P 500                     iShares Dow Jones U.S. Total Market Index     iShares Russell 3000
Index Fund                          Fund                                          Index Fund

iShares S&P 500/BARRA Growth        iShares Dow Jones U.S. Basic Materials        iShares Russell 3000 Growth
Index Fund                          Sector Index Fund                             Index Fund

iShares S&P 500/BARRA Value Index   iShares Dow Jones U.S. Consumer Cyclical      iShares Russell 3000 Value
Fund                                Sector Index Fund                             Index Fund

iShares S&P MidCap 400              iShares Dow Jones U.S. Consumer               iShares Russell 2000
Index Fund                          Non-Cyclical Sector Index Fund                Index Fund

iShares S&P MidCap                  iShares Dow Jones U.S. Energy Sector Index    iShares Russell 2000 Growth
400/BARRA Growth Index Fund         Fund                                          Index Fund

iShares S&P MidCap                  iShares Dow Jones U.S. Financial Sector       iShares Russell 2000 Value
400/BARRA Value Index Fund          Index Fund                                    Index Fund

iShares S&P SmallCap 600 Index      iShares Dow Jones U.S. Healthcare Sector      iShares Russell 1000
 Fund                               Index Fund                                    Index Fund

iShares S&P SmallCap                iShares Dow Jones U.S. Industrial Sector      iShares Russell 1000 Growth
600/BARRA Growth Index Fund         Index Fund                                    Index Fund

iShares S&P SmallCap                iShares Dow Jones U.S. Technology Sector      iShares Russell 1000 Value
600/BARRA Value Index Fund          Index Fund                                    Index Fund

iShares S&P Europe 350              iShares Dow Jones U.S. Telecommunications
Index Fund                          Sector Index Fund

iShares S&P/TSE 60                  iShares Dow Jones U.S. Utilities Sector
Index Fund                          Index Fund

                                    iShares Dow Jones U.S. Chemicals
                                    Index Fund

                                    iShares Dow Jones U.S. Financial Services
                                    Composite Index Fund

                                    iShares Dow Jones U.S. Internet
                                    Index Fund

                                    iShares Dow Jones U.S. Real Estate Index
                                    Fund


                                  Schedule B

                                 Fee Schedule*

                             Exchange Traded Funds
                                 March 8, 2000

   ==========================================================================
                 CUSTODY, FUND ACCOUNTING, ADMINISTRATION, and
                         INSTITUTIONAL TRANSFER AGENCY
   ==========================================================================

      Assumptions used in developing the fee schedule:

      -The launch of the 36 new funds will begin around May 1, 2000.
      -BGI will use IBT for securities lending for a minimum of 2.5 years from the date that at least 14 funds are serviced by Investors Bank.
      -BGI will use IBT for foreign exchange.
      -BGI will use IBT for custody, fund accounting, administration and transfer agency services.
      -IBT will provide accounting information to BGI for the PCF file.

   ==========================================================================
                                    CUSTODY
   ==========================================================================

  A. Transactions**

     .    DTC/Fed Book Entry        $   ***
     .    Physical Securities
     .    Options and Futures
     .    GNMA Securities
     .    Principal Paydown
     .    Foreign Currency             ****
     .    Outgoing Wires
     .    Incoming Wires

** These fees assume that trade information is sent to Investors Bank electronically utilizing the same format as we are using today or electronically from NSCC. For non-automated DTC/Fed Book trades the per trade fee will be
$     .

***There are no transaction charges for the use of Investors Bank Repo product. ****There are no transaction charges for F/X contracts executed by Investors
    Bank.



  B. Foreign Subcustodian Fees
     -------------------------

     . Incremental basis point and transaction fees will be charged for all foreign assets for which we are custodian. The asset based fees and transaction fees vary by country, based upon the global custody fees below. Local duties, script fees, reclaims, registration, exchange fees, and other market charges are out-of-pocket.

     . Investors Bank will require the fund to hold all international assets at the subcustodian of our choice.


                                                  Per
                          Basis Point           Trade
Country                        Charge          Charge
-------                        ------          ------
Australia                                    $
Austria                                      $
Belgium                                      $
Canada                                       $
Euroclear                                    $
France                                       $
Germany                                      $
Hong Kong                                    $
Italy                                        $
Japan                                        $
Malaysia                                     $
Mexico                                       $
Netherlands                                  $
Singapore                                    $
Spain                                        $
Sweden                                       $
Switzerland                                  $
UK                                           $
Brazil                                       $
Korea                                        $
South Africa                                 $
Taiwan                                       $
Thailand                                     $

Denmark                                      $
Finland                                      $
Ireland                                      $
Norway                                       $
Portugal                                     $

================================================================================
              FUND ACCOUNTING, ADMINISTRATION and TRANSFER AGENCY
================================================================================

     C.   Fund Accounting, Calculation of N.A.V., Administration and Transfer
          -------------------------------------------------------------------
          Agency
          ------

          . The following basis point fee is based on all assets for which we are fund accountant, administrator and transfer agent. This amount does not include transactions.

                                             Annual Fee
                                             ----------
          First $  billion in assets         ___  Basis Points
          Next $  billion in assets          ___  Basis Points
          Next $  billion in assets          ___  Basis Points
          Assets in excess of $  billion     ___  Basis Points


          . There will be an incremental .5 basis point fee on each global portfolio.

          .   There will be a yearly complex minimum of $          which
              includes 36 funds. For each new fund beyond 36 the complex minimum
              will increase by $        (This fee does not include transactions
              or global custody). The $    million complex minimum will be
              billed monthly beginning on May 1, 2000. Any additional basis point fees owed to Investors Bank will be calculated at the end of the first 12 month period (April 31, 2001) based on the above fee schedule and the end of month assets for each of the previous 12 months (May 1, 2000 to April 31, 2001). After the initial 12 months, the complex minimum or basis points, whichever is larger, will be billed on a monthly basis.

          .   The monthly minimum fee of $        will be billed starting on May
              1, 2000. Also, Barclays Global Investors agrees to pay Investors
              Bank $            in calendar year 2000.

================================================================================
                                 MISCELLANEOUS
================================================================================

     A.   Out-of-Pocket
          -------------

          . The charges next to each section are for pro forma purposes only. Actual charges may vary.

          .  These charges consist of:
               -Third Party Review ($   /fd/yr)  -InvestView
               -Legal Expenses                   -Customized Reporting
               -Printing, Delivery & Postage     -Non-Standard Transmissions/
                                                  Extracts
               -Extraordinary Travel Expenses    -Blue Sky ($  /permit)
               -Forms and Supplies               -Microfiche
               -Pricing (per security/fund/day $.    equities, $    bonds, $
                int'l)
               -Telecommunications (Per month/fund dom $     , int'l $     )
               -International Verification ($   /security/fund/month)
               -Printing of shareholder reports  -Copy fitting
               -Financial statement report modification (after initially agreed upon parameters) as to style, layout or format.
               -Board meeting attendance         -Data Transmissions
               -Ad Hoc Reporting                 -Customized Statements


     B.   Domestic Balance Credit
          -----------------------

          . We allow use of balance credit against fees (excluding out-of-pocket charges) for fund balances arising out of the custody relationship. The monthly earnings allowance is equal to 75% of the 90-day T-bill rate.


     C.   Securities Lending, Cash Management and Foreign Exchange
          --------------------------------------------------------

          . The fee schedule is predicated on Investors Bank performing cash management, foreign exchange and securities lending for the portfolios. Securities lending revenue is split with the funds and Investors Bank as follows:

             $ -$   billion in assets            %/  %.    % going to the funds
             Assets in excess of $   billion     %/  %.    % going to the funds